 Exhibit 99.1

PSM HOLDINGS, INC. Corporate Office 5900 N Mosteller Dr. Oklahoma City, OK 73112	National Press Release

FOR IMMEDIATE RELEASE

April 3, 2014

Contact

Name:	Michael Margolies
Title:	CEO, Littlebanc Advisors, LLC
Phone:	(561) 948-3005
E-Mail:	mm@littlebanc.com

PSM Holdings, Inc. (PSMH) Closes $3.2MM Capital Raise

Oklahoma City, Oklahoma, April 3, 2014, PSM Holdings, Inc., (OTCQB: PSMH) is pleased to announce it has issued 1,800 units of Series C Convertible Preferred Stock and 1,400 units of Series D Convertible Preferred Stock for gross proceeds of $3,200,000. LB Merchant invested $1,800,000 in the Series C Convertible Preferred Stock. Two institutional investors and one individual investor invested an additional $1,400,000 in the Series D Convertible Preferred Stock.

Both the Series C and Series D have a face value of $1,000 per share and are convertible into the Company’s common stock at a conversion price of $0.08 per common share, subject to certain anti-dilution provisions. Both the Series C and Series D earn a 6% cash dividend, paid quarterly. In addition, both the Series C and Series D have certain liquidation preferences and customary protective provisions.

“We have worked diligently the last few quarters to put the pieces in place that will allow us to execute our growth plan, including building our delegated platform, upgrading our internal systems and recruitment of numerous groups to our platform. This funding was the final piece necessary for us to execute our plans,” said Jeff Smith, Chairman of PSM Holdings, Inc.

Littlebanc Advisors, LLC acted as exclusive placement agent for both the Series C and the Series D shares.

Additional information concerning the transaction is provided in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2014.

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, Prime Source Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States.  For more information visit http://www.psmholdings.com. To access the Company’s most recent investor presentation visit, http://ir.stockpr.com/psmholdings/profile.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Michael Margolies

CEO, Littlebanc Advisors, LLC

(561) 948 - 3005
mm@littlebanc.com